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EXHIBIT 99  -  PRESS RELEASES DATED JULY 7, 2000
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BEMIS COMPANY, INC.
222 South Ninth Street
Suite 2300
Minneapolis, MN 55402-4099

For additional information please contact: Benjamin R. Field, Sr. Vice President & CFO (612) 376-3003

                                                July 7, 2000

FOR IMMEDIATE RELEASE

BEMIS TO ACQUIRE SPECIALTY PLASTIC FILMS BUSINESS FROM  VISKASE COMPANIES, INC.

         Bemis Company, Inc. (NYSE-BMS) today announced that it has signed a definitive agreement to acquire the specialty plastic films business of Viskase Companies, Inc., which supplies a variety of shrinkable barrier bags, films and cook-in bags to fresh beef, pork, and poultry processors. It had net sales of approximately $150 million in 1999.

         The transaction will be an asset sale in which Bemis will pay approximately $228 million in cash for the business. Excluded from the assets being acquired are $17 million in accounts receivable currently on Viskase's books. The acquisition is expected to be moderately dilutive to reported earnings per share in the first full year and accretive after that. On a cash earnings per share basis, the transaction is expected to be neutral in the first full year.

         Commenting on the announcement, Jeffrey H. Curler, President and Chief Executive Officer of Bemis said, "We are very enthusiastic about the opportunities this acquisition presents to Bemis. Viskase has strong and complex technologies that both complement and extend the technologies employed in our very successful high barrier flexible packaging business. The Viskase product line brings to Bemis immediate access to important fresh meat markets and is a natural extension of the strong position and relationships we have in the processed meat, cheese, and poultry markets.

         We are also excited about the new products that we expect will come out of the combined technologies of Viskase and Bemis. The acquisition will advance our capabilities to provide a broader range of products that are high on the value-added packaging chain. We expect the strong margins this business should generate will enable us fairly quickly to reduce the initial earnings dilution of the acquisition.

         We have been interested in the specialty film business of Viskase for several years and are pleased to now be acquiring it. In addition to the tremendous opportunities available to us by combining our unique technologies, this acquisition helps expand the geographic "reach" of our flexible packaging operations. Included in the acquisition are profitable manufacturing facilities in Swansea, U.K. and Sao Paulo, Brazil. We expect the Brazilian plant to work closely with ITAP/Bemis, the flexible packaging joint venture we already have in Brazil with our partner, Dixie Toga."

         Statements in this press release which are not historical are considered "forward looking" and are subject to certain risks and uncertainties including, but not limited to, the Company's ability to increase sales at the acquired business, to improve operating margins, and to successfully develop and introduce to the market new products and technologies as a result of the acquisition. Other risks and uncertainties will be noted from time to time in the Company's regular SEC filings.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.